UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Empire State Realty Trust, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 16, 2019

This supplemental information is being provided to stockholders in addition to the proxy statement of Empire State Realty Trust, Inc. filed with the Securities and Exchange Commission on April 4, 2019, which you already received. Please read the proxy statement and accompanying materials, in addition to the information provided herein, carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in the proxy statement.

May 9, 2019

Dear Stockholder:

Glass Lewis and Institutional Shareholder Services (“ISS”) have each now corrected factual errors we identified in their initial submissions and republished their proxy analyses. Our May 16 annual meeting is less than a week away, and I write to highlight certain facts.

Say-on-Pay Proposal

Glass Lewis and ISS now both recommend vote “FOR” our say-on-pay proposal. ISS had originally recommended a vote “AGAINST.”

Equity Plan Proposal

Glass Lewis now recommends that stockholders vote “FOR” our 2019 Equity Incentive Plan proposal.

ISS recalculated by their proprietary methodology with regard to our 2019 Equity Incentive Plan and increased our score from 47.5 points to 52.5. Their threshold for stockholders to vote “FOR” a plan is 53 points. While we appreciate that our score increased, we do not know, and will not be able to determine before our annual meeting, why they failed to achieve the remaining 50 basis points.

ESRT’s proxy statement details the importance of the 2019 Equity Incentive Plan in its pay-for-performance philosophy. ISS reports our historical burn rate is lower than its benchmark. We believe that we have been prudent in our use of equity.

Our existing equity plan, from our IPO in 2013, now needs to be replenished. We believe that our proposed 2019 Equity Incentive Plan aligns with the best interests of our stockholders and now request approval from stockholders for approximately 11.0 million shares under the 2019 Equity Incentive Plan, which we anticipate will be sufficient for at least the next five years of awards.

We request you to vote in accordance with the Board of Directors’ recommendation and cast a vote “FOR” all of our proposals, including to approve our 2019 Equity Incentive Plan.

We remain available to discuss any and all of the above with you and apologize for the last minute changes and confusion caused by the timing of the release of Glass Lewis and ISS’s revised reports.

Sincerely,

Anthony E. Malkin,

Chairman and Chief Executive Officer